SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 23, 2010

MSGI SECURITY SOLUTIONS, INC.
(Exact name of Registrant as specified in charter)

Nevada	0-16730	88-0085608
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation)		Identification No.)

One Market Street
Spear Tower, 36th Floor
San Francisco, California 94105
(Address of Principal Executive Offices)

415-293-8551
(Registrant's telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02. Unregistered Sale of Equity Securities.

On March 23, 2009 MSGI Security Solutions, Inc. (“MSGI” or the “Company”) pursuant to a Subscription Agreement between the Company and various institutional investors (the “Investors”) issued secured convertible promissory notes in the aggregate principal amount of $650,000.00 (the “Notes”) and stock purchase warrants exercisable over a five year period for up to 6,500,000 shares of common stock (the “Warrants”) in a private placement. There was no acting placement agent for this transaction.

The Notes have a maturity date of March 23, 2011 and will accrue interest at a rate of 10% per annum, compounded annually. Payments of principal under the Notes are not due until the maturity date and interest is due on a quarterly basis, however the Investors can convert the principal amount of the Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Notes is $0.10 per share yielding an aggregate total of possible shares to be issued as a result of conversion of 7,150,000 shares. The exercise price of the Warrants is $0.15 per share.

The Company has also entered into a security agreement (the “Security Agreement”) with the Investors in connection with the closing, which grants security interests in certain assets of the Company and the Company’s subsidiaries to the Investors to secure the Company’s obligations under the Notes and Warrants.

In addition, the Company entered into an additional investment rights agreement (the “Additional Investment Right”), which grant each of the Investors the right to purchase additional principal amounts of secured convertible promissory notes equal to the principal amounts purchased in this original transaction.

These rights are in effect for a period of up to 180 days after the date of closing of this original transaction. The issuance of the Notes and Warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended.

One of the Investors received a due diligence fee comprised of 5 year warrants exercisable for 500,000 shares of common stock at an exercise price of $0.01 per share. Associated closing costs, legal fees and various reimbursable expenses totaling approximately $81,000.00 were paid from the gross proceeds of the transaction.

A copy of each of the form of the Note, the Warrant, the Security Agreement, the Additional Investment Right and the Subscription Agreement, is filed herewith as Exhibits 4.1, 4.2, 4.3, 4.4 and 10.1, respectively, and each is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to Exhibits 4.1, 4.2, 4.3, 4.4 and 10.1.

Item 9.01. Financial Statements and Exhibits

(a) N/A

(b) N/A

(c)  N/A

(d) 4.1. Form of Note

  4.2. Form of Warrant

  4.3. Form of Security Agreement

  4.4. Form of Additional Investment Right

  10.1. Form of Subscription Agreement

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSGI SECURITY SOLUTIONS, INC.

Date: March 26, 2010	By:	/s/ Richard J. Mitchell III
Name: Richard J. Mitchell III, Chief Accounting Officer